EXHIBIT 99.1

Hampton Roads Bankshares Announces Fourth Quarter and Full Year Financial Results

  Net loss available to common shareholders in the fourth quarter of $5.6 million, a 74% improvement over the fourth quarter of 2011

  Loans outstanding increased $15.3 million during the fourth quarter

  Provision for loan loss expense in the quarter declined to $870 thousand, a 94% decline over the fourth quarter of 2011

  Nonperforming assets declined $28.5 million in the quarter and $66.2 million, or nearly 34%, for the full year

VIRGINIA BEACH, Va., Jan. 30, 2013 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (the "Company") (Nasdaq:HMPR), the holding company of The Bank of Hampton Roads and Shore Bank, today announced financial results for the fourth quarter and full year of 2012. The Company reported a net loss available to common shareholders of $5.6 million for the quarter, compared to a net loss available to common shareholders of $21.4 million for the fourth quarter of 2011 and a net loss available to common shareholders of $5.9 million in the third quarter of 2012. For the full year 2012, the Company reported a net loss available to common shareholders of $25.1 million, a $73.5 million reduction from a net loss available to common shareholders of $98.6 million for 2011.

"2012 was an important year for us and I am proud of the progress we have made," said Doug Glenn, President and Chief Executive Officer. "The trends continue to move in a positive direction and our bankers are actively engaged in meeting the needs of our local communities."

Net interest income for the fourth quarter of 2012 was $16.3 million, compared to $17.5 million in the fourth quarter of 2011 and up from the $15.8 million of net interest income in the third quarter of 2012. Net interest margin was 3.62% in the fourth quarter compared to 3.58% in the fourth quarter of last year and 3.55% in the third quarter of 2012. Net interest income for the full year 2012 was $65.0 million compared to $71.5 million in 2011 due to declines in average interest earning assets year over year. However, net interest margin improved from 3.23% in 2011 to 3.62% in 2012 because of the positive impact to yields from a shift in the mix of earning assets and declines in funding costs during the year.

Provision for loan loss expense for the fourth quarter was $0.9 million, down sharply from the $14.1 million of provision for loan loss expense in the fourth quarter of 2011 and also down from $2.5 million in the third quarter of 2012. Provision for loan loss expense for the full year 2012 was $15.0 million, down significantly from the $67.9 million of provision for loan loss expense in 2011. In addition, the Company reported that its nonperforming assets declined to $130.7 million at December 31, 2012, a decline of $28.5 million from September 30, 2012, marking the ninth straight quarterly decline in nonperforming assets. Nonperforming assets declined $66.5 million, or nearly 34%, during the full year 2012. Nonperforming assets represented 6.36%, 7.68% and 9.08% of total assets at December 31, 2012, September 30, 2012, and December 31, 2011, respectively.

Noninterest income was $0.4 million during the fourth quarter of 2012 compared to $(1.1) million in the fourth quarter of 2011 and $2.2 million during the third quarter of 2012. Noninterest income continued to be impacted by losses and impairments on foreclosed real estate, which totaled $8.3 million in the fourth quarter of 2012. Mortgage revenue increased during the quarter to $6.1 million as origination volume continued to be positively impacted by the continued low interest rate environment. Noninterest income for the full year 2012 was $7.7 million compared to $4.2 million in 2011, due primarily to the increase in mortgage banking revenues.

Noninterest expense was $22.4 million during the fourth quarter, compared to $23.4 million in the fourth quarter of 2011 and $20.4 million in the third quarter of 2012. Higher salary and benefit expense in our mortgage operations to meet higher loan demand and increases in costs associated with the ongoing management and collection of the Company's portfolio of nonperforming assets contributed to the increase from the third quarter. Noninterest expenses for the full year were $81.4 million in 2012 compared to $103.7 million in 2011, as the Company's operating expenses benefitted from lower FDIC assessments, fewer branches, lower IT costs due to system conversions, and reductions in personnel.

During the fourth quarter, the Company recognized $2.2 million of a tax benefit from the final resolution of certain Internal Revenue Service examination issues related to the amendment of previous tax returns. The Company continues to maintain a valuation allowance against all of its net deferred tax assets.

As of December 31, 2012, total assets were $2.05 billion, down slightly from $2.07 billion at September 30, 2012. During the fourth quarter, loans outstanding increased from $1.42 billion to $1.43 billion as a result of new origination activity and the acquisition of a $40 million consumer loan portfolio, offset by continued resolutions of problem loans. Total deposits declined during the quarter to $1.62 billion from $1.63 billion at September 30, 2012 as the Company saw an increase in non-interest bearing deposits offset by continued declines in time deposits. Total assets, loans and deposits at December 31, 2011 were $2.2 billion, $1.5 billion and $1.8 billion, respectively.

At December 31, 2012, the Company exceeded all of the regulatory capital minimums and Bank of Hampton Roads and Shore Bank were both considered "well capitalized" under the risk-based capital standards.

Caution About Forward-Looking Statements

Certain statements made in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements about future trends. Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company headquartered in Virginia Beach, Virginia. The Company's primary subsidiaries are The Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (collectively, the "Banks").  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, The Bank of Hampton Roads operates 33 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and two loan production offices in West Ocean City, Maryland and Rehoboth Beach, Delaware. Through various affiliates, the Banks also offer mortgage banking services and investment products. Shares of the Company's common stock are traded on the NASDAQ Global Select Market under the symbol "HMPR." Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release. The Form 8-K can be found on the SEC's EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

Operating Results	Q4 2012	Q3 2012	Q4 2011

Interest income	$ 20,093	$ 19,933	$ 22,875
Interest expense	3,804	4,096	5,420
Net interest income	16,289	15,837	17,455
Provision for loan losses	870	2,476	14,117
Noninterest income	366	2,200	(1,127)
Noninterest expense	22,356	20,394	23,393
Income tax benefit	(2,182)	--	--
Net loss	(4,389)	(4,833)	(21,182)
Noncontrolling Interest	1,210	1,088	230
Net loss attributable to Hampton Roads Bankshares, Inc.	$ (5,599)	$ (5,921)	$ (21,412)

Per Share Data

Loss per share:
Basic	$ (0.03)	$ (0.05)	$ (0.62)
Diluted	(0.03)	(0.05)	(0.62)
Common dividends declared	--	--	--
Book value per common share	1.08	1.10	3.29
Book value per common share - tangible	1.07	1.09	3.18

Balance Sheet at Period-End

Total assets	$ 2,054,092	$ 2,071,433	$ 2,166,860
Gross loans	1,432,275	1,416,933	1,504,733
Allowance for loan losses	48,382	54,444	74,947
Total investment securities	294,521	311,104	304,527
Intangible assets	2,410	2,745	3,751
Total deposits	1,617,774	1,630,943	1,798,034
Total borrowings	236,062	236,183	236,558
Shareholders' equity	184,723	187,960	113,668
Shareholders' equity - tangible	182,313	185,215	109,917
Common shareholders' equity	184,723	187,960	113,668
Common shareholders' equity - tangible	182,313	185,215	109,917

Daily Averages

Total assets	$ 2,057,454	$ 2,054,380	$ 2,270,707
Gross loans	1,399,480	1,422,909	1,577,877
Total investment securities	314,924	322,306	306,454
Intangible assets	2,560	2,907	3,955
Total deposits	1,615,975	1,651,972	1,880,808
Total borrowings	236,112	236,238	236,541
Shareholders' equity	187,592	149,019	131,991
Shareholders' equity - tangible	185,032	146,112	128,036
Common shareholders' equity	187,592	149,019	131,991
Common shareholders' equity - tangible	185,032	146,112	128,036
Interest-earning assets	1,787,472	1,770,564	1,934,073
Interest-bearing liabilities	1,601,172	1,639,320	1,878,916

Financial Ratios

Return on average assets	-1.08%	-1.15%	-3.74%
Return on average common equity	-11.87%	-15.81%	-64.36%
Return on average common equity - tangible	-12.04%	-16.12%	-66.35%
Net interest margin	3.62%	3.55%	3.58%
Efficiency ratio	135.43%	114.45%	143.86%
Tangible common equity to tangible assets	8.89%	8.95%	5.08%

Allowance for Loan Losses

Beginning balance	$ 54,444	$ 62,907	$ 83,036
Provision for losses	870	2,476	14,117
Charge-offs	(9,619)	(13,281)	(24,690)
Recoveries	2,687	2,342	2,484
Ending balance	$ 48,382	$ 54,444	$ 74,947

Nonperforming Assets at Period-End

Nonaccrual loans including nonaccrual impaired loans	$ 97,411	$ 115,093	$ 133,161
Loans 90 days past due and still accruing interest	1,024	--	84
Repossessed assets	32,215	44,061	63,613
Total nonperforming assets	$ 130,650	$ 159,154	$ 196,858

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-1.97%	-3.06%	-5.58%
Nonperforming loans to total loans	6.87%	8.12%	8.86%
Nonperforming assets to total assets	6.36%	7.68%	9.08%
Allowance for loan losses to total loans	3.38%	3.84%	4.98%

Composition of Loan Portfolio at Period-End

Commercial	$ 267,080	$ 247,125	$ 256,058
Construction	206,391	233,194	284,984
Real-estate commercial	530,042	532,884	522,052
Real-estate residential	372,591	379,558	414,957
Installment	56,302	24,302	26,525
Deferred loan fees and related costs	(131)	(130)	157
Total loans	$ 1,432,275	$ 1,416,933	$ 1,504,733

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

	Twelve months ended
Operating Results	December 31, 2012	December 31, 2011

Interest income	$ 82,302	$ 100,791
Interest expense	17,278	29,324
Net interest income	65,024	71,467
Provision for loan losses	14,994	67,850
Noninterest income	7,667	4,210
Noninterest expense	81,427	103,676
Income tax expense (benefit)	(2,182)	2,153
Net loss	(21,548)	(98,002)
Noncontrolling interest	3,543	612
Net loss attributable to Hampton Roads Bankshares, Inc.	$ (25,091)	$ (98,614)

Per Share Data

Loss per share:
Basic	$ (0.29)	$ (2.90)
Diluted	(0.29)	(2.90)
Common dividends declared	--	--
Book value per common share	1.08	3.29
Book value per common share - tangible	1.07	3.18

Daily Averages

Total assets	$ 2,090,167	$ 2,557,877
Gross loans	1,438,508	1,731,851
Total investment securities	317,866	337,239
Intangible assets	3,065	8,137
Total deposits	1,695,673	2,128,648
Total borrowings	236,306	249,156
Shareholders' equity	139,862	157,408
Shareholders' equity - tangible	136,797	149,271
Common shareholders' equity	139,862	157,408
Common shareholders' equity - tangible	136,797	149,271
Interest-earning assets	1,798,660	2,209,541
Interest-bearing liabilities	1,693,584	2,145,338

Financial Ratios

Return on average assets	-1.20%	-3.86%
Return on average common equity	-17.94%	-62.65%
Return on average common equity - tangible	-18.34%	-66.06%
Net interest margin	3.62%	3.23%
Efficiency ratio	112.99%	142.13%
Tangible common equity to tangible assets	8.89%	5.08%

Allowance for Loan Losses

Beginning balance	$ 74,947	$ 157,253
Provision for losses	14,994	67,850
Charge-offs	(50,552)	(156,590)
Recoveries	8,993	6,434
Ending balance	$ 48,382	$ 74,947

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-2.89%	-8.67%
Nonperforming loans to total loans	6.87%	8.86%
Nonperforming assets to total assets	6.36%	9.08%
Allowance for loan losses to total loans	3.38%	4.98%
CONTACT: Stephen P. Theobald
         Executive Vice President, Chief Financial Officer
         (757) 217-1000